EXHIBIT 5.1

[Letterhead of Ballard Spahr LLP]

January 31, 2013

Penn National Gaming, Inc.
825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

Re:                             Registration Statement on Form S-3 for Penn National Gaming, Inc.

Ladies and Gentlemen:

We have acted as counsel to Penn National Gaming, Inc., a Pennsylvania corporation (the “Company”), and are rendering this opinion in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the resale by the selling shareholder listed in the Registration Statement of 14,552.24 shares of the Company’s Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Shares”), as well as 14,552,240 shares of the Company’s common stock, par value $0.01 (the “Common Stock”), which may be issued upon conversion of the Series C Shares.  The Series C Shares and the shares of Common Stock issuable upon conversion of the Series C Shares are being registered pursuant to the Supplementary Investor Rights Agreement, dated as of January 16, 2013, by and among the Company and the selling shareholder (the “Investor Rights Agreement”).  The Series C Shares will be issued in exchange for shares of the Company’s Series B Redeemable Preferred Stock pursuant to the terms of that certain Exchange Agreement, dated as of January 16, 2013, by and among the Company and the selling shareholder (the “Exchange Agreement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and all exhibits thereto, (ii) the Investor Rights Agreement and Exchange Agreement, (iii) the Amended and Restated Articles of Incorporation, as amended, of the Company, (iv) the Statement with Respect to Shares of Series C Convertible Preferred Stock of the Company (the “Statement”), and (v) the Second Amended and Restated Bylaws of the Company (the “Bylaws”).  We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth, including the Bylaws, certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Series C Shares and, upon conversion of the Series C Shares, the shares of Common Stock, and statements from certain officers of the Company.

In delivering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the accuracy and completeness of all records, information and statements submitted to us by officers and representatives of the Company.  In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization of all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof with respect to such parties.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.                                      The Series C Shares have been duly authorized by the Company and, when issued and delivered by the Company in accordance with the terms of the Exchange Agreement, will be validly issued, fully paid and nonassessable.

2.                                      The shares of Common Stock have been duly authorized by the Company and, when issued and delivered by the Company upon conversion of the Series C Shares in accordance with the terms of the Statement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the law of any jurisdictions other than the federal securities laws and the laws of the Commonwealth of Pennsylvania.

This opinion is limited to the matters expressly stated herein.  No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein.  We do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus included therein.  This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ Ballard Spahr LLP